NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 7, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Challenger Energy Corporation

Common Stock, no par value

Commission File Number – 001-33275

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and Section 301 of the Company Guide which states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing.

2.

The Common Stock of Challenger Energy Corporation (the “Company” or “Challenger”) does not qualify for continued listing due to the Company being financially impaired and issuing shares of its common stock prior to receiving approval of the Exchange. On February 27, 2009 the Company obtained an order from the Court of Queen’s Bench of Alberta, Judicial District of Calgary for protection under the Companies’ Creditors Arrangement Act (“CCAA”). In a sworn affidavit given by the Company’s Chief Executive Officer on February 27, 2009 (the “Affidavit”) the following were given as events that lead to the Company filing for protection under CCAA:

(a)

The Company’s established revenue sources were not sufficient to generate cash flow necessary to cover its liabilities, including administrative and capital expenditures.

(b)

On January 16, 2009, the Company received an invoice in the amount of USD $17,811,074 from Canadian Superior Energy Group, Inc. (“Canadian Superior”) that it was unable to pay.

(c)

The Company was notified by Canadian Superior that all outstanding amounts were due and payable on a previously agreed to bridge loan. The total amount of principal and interest on this loan were CDN$ 14,138,394.90. As of February 27, 2009 Challenger was unable to secure debt or equity financing to meet this obligation.

In addition, the Affidavit stated that the Company issued shares of its common stock in the amount of CDN$207,000 to satisfy certain interest payments prior to receiving approval of the Exchange.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On March 6, 2009, the Exchange notified Challenger that it was not in compliance with certain of the Exchange’s continued listing standards or was subject to removal from listing in accordance with certain of the Exchange’s continued listing requirements, as set forth in Parts 1 and 10 of the Company Guide. In particular, the Company was not in compliance with Sections 1003(a)(iv) and 301 of the Company Guide and was subject to removal pursuant to Section 1002(e) of the Company Guide (the “Staff Determination”). The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange (the “Staff Determination”).  The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (“Panel”) within seven days of the Staff Determination, or by, March 13, 2009.

(b)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Manjeet Dhillon, Chief Financial Officer of Challenger Energy Corporation.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Regulation, Inc.